EXHIBIT 99.1

NEWS FOR IMMEDIATE RELEASE	CONTACT:	BRIEN M. CHASE, CFO
FEBRUARY 27, 2018		304-525-1600

PREMIER FINANCIAL BANCORP, INC.
ANNOUNCES 2017 ANNUAL FINANCIAL RESULTS

PREMIER FINANCIAL BANCORP, INC. (PREMIER), HUNTINGTON, WEST VIRGINIA (NASDAQ/GMS-PFBI), a $1.5 billion financial holding company with two bank subsidiaries, announced its financial results for the fourth quarter of 2017 as well as the 2017 calendar year.  Premier realized net income of $14,819,000 ($1.38 per diluted share) during the year ending December 31, 2017, a $2.6 million, or 21.7%, increase from the $12,174,000 ($1.15 per diluted share) reported for the year ending December 31, 2016.  The increase in net income during 2017 is largely due to a $3.6 million, or 6.3%, increase in interest income, a $468,000, or 5.7% increase in non-interest income, a $141,000, or 3.0%, decrease in interest expense and a $975,000, or 2.4% decrease in non-interest expense.  These increases in pretax income more than offset a $751,000, or 43.0%, increase in the provision for loan losses in 2017 and a $1.8 million, or 27.1%, increase in income tax expense in 2017.  The increase in income tax expense was largely due to the 23.7% increase in pretax income, but also included a $145,000 increase in income tax expense related to reducing Premier’s consolidated net deferred tax assets as result of the 2017 Tax Cuts and Jobs Act, which enacted a lower corporate income tax rate beginning in 2018.  Due to Premier’s income tax structure, the adjustment included all significant future income tax timing differences, including the net unrealized losses on investment securities classified as available-for sale.

President and CEO Robert W. Walker commented, “We are pleased to report a record net income performance in 2017, at $14.8 million, or $1.38 per diluted share.  Both are new records for our company.  Net interest income was up 7.1%, or $3.8 million in 2017 while net overhead expenses were down 4.4%, or $1.4 million, when compared to our 2016 results.  Our net interest margin improved in 2017 to 4.16%, up from a 3.91% margin earned in 2016.  These improvements more than offset a $751,000 increase in our provision for loans losses in 2017.  We continue to work through our non-performing assets and have increased our specific reserves on some impaired loans.  However, since the end of 2016 total non-accrual loans have decreased by $10.5 million, although other real estate owned (“OREO”) increased by $7.3 million.  Our regulatory capital ratios remain strong as our equity-to-asset ratios improved from our positive earnings performance.  While our future results will still be subject to the strengths and weaknesses of our local and national economies, we are optimistic about our future and look forward to meeting its challenges.”

For the quarter ended December 31, 2017, Premier realized net income of $3,769,000 (35 cents per diluted share), a 10.6% increase over the $3,407,000 (32 cents per diluted share) of net income reported for the fourth quarter of 2016.  The increase in net income during the fourth quarter of 2017 is largely due to a $774,000 increase in interest income and a $204,000 increase in non-interest income in the fourth quarter of 2017 that were only partially offset by an $11,000 increase in interest expense, a $154,000 increase in provision for loan losses and an $18,000 increase in non-interest expense when compared to the fourth quarter of 2016.  Also impacting Premier’s fourth quarter 2017 results was a $145,000 increase in income tax expense related to reducing Premier’s consolidated net deferred tax assets resulting from the 2017 Tax Cuts and Jobs Act.

Net interest income for the quarter ended December 31, 2017 totaled $14.199 million, up $763,000, or 5.7%, from the $13.436 million of net interest income earned during the fourth quarter of 2016. Interest income in 2017 increased by $774,000, or 5.3%, largely due to an increase in interest income on loans.  Interest income on loans in the fourth quarter of 2017 increased by $614,000, or 4.7%, largely due to an increase in the average balance of loans outstanding, while interest income on investment securities in the fourth quarter of 2017 increased by $102,000, or 7.5%, largely due to an increase in the average yield earned on the portfolio in the fourth quarter 2017 on a lower average balance of investments.  Interest income from interest-bearing bank balances and federal funds sold increased by $58,000, or 56.3%, largely due to an increase in the average yield earned in the fourth quarter 2017 also on a lower average balance outstanding during the quarter.

Partially offsetting the increase in interest income in the fourth quarter of 2017 was an $11,000, or 0.9%, increase in interest expense, when compared to the fourth quarter of 2016.  Interest expense on deposits increased by $34,000, or 3.5%, in the fourth quarter of 2017 largely due to a higher average rate paid on interest bearing deposits although on a lower average balance outstanding.  Interest expense on customer repurchase agreements increased by $3,000, interest expense on FHLB borrowings increased by $9,000, and interest expense on subordinated debentures increased by $2,000.  These increase in interest expense were substantially offset by a $37,000, or 38.9%, decrease in interest expense on other borrowings due to principal payments.

During the quarter ended December 31, 2017, Premier recorded $466,000 of provision for loan losses compared to $312,000 of provision for loan losses recorded during the same quarter of 2016.  The provision for loan losses recorded during the fourth quarter of 2017 was to provide for an increase in specific reserves on impaired loans and to provide for the approximately $5.4 million increase in loans outstanding, net of foreclosures, since September 30, 2017.  Specific reserves on impaired loans increased from $1,098,000 (net of specific reserves on loans charged-off in the fourth quarter) at the end of the third quarter of 2017 to $1,502,000 at the end of the fourth quarter of 2017, largely due to an increase in specific reserves placed on a real estate renovation loan and a multifamily residential real estate loan.  The level of provision expense is determined under Premier’s internal analyses of evaluating credit risk. The amount of future provisions for loan losses will depend on any future improvement or further deterioration in the estimated credit risk in the loan portfolio, as well as whether additional payments are received on loans previously identified as having significant credit risk.  Gross charge-offs of loans increased by $366,000 in the fourth quarter of 2017 when compared to the same quarter of 2016, while recoveries on loans previously charged-off decreased by $16,000 in the same comparison.  The increase in charge-offs is largely due to the foreclosure on a multi-million dollar multifamily housing property in the fourth quarter of 2017 that had been identified as impaired and allocated a specific reserve for losses in a prior period.  Largely due to this foreclosure, non-accrual loans decreased by $8.9 million during the quarter ended December 31, 2017 when compared to total non-accrual loans at December 31, 2016.  Non-accrual loans have decreased by $10.5 million since December 31, 2016, while accruing loans 90+ days past due increased by $1.4 million.

Net overhead costs (non-interest expenses less non-interest income) for the quarter ended December 31, 2017 totaled $7.564 million compared to $7.750 million in the fourth quarter of 2016, as a $204,000, or 9.7%, increase in non-interest interest income more than offset an $18,000, or 0.2%, increase in non-interest expense.  Non-interest income increased by $204,000 in the fourth quarter of 2017 when compared to the fourth quarter of 2016, largely due to a $101,000, or 9.6%, increase in service charges on deposit accounts, a $46,000, or 5.8%, increase in electronic banking income, and a $78,000, or 34.1%, increase in other sources of non-interest income.  Partially offsetting these increases, secondary market mortgage income decreased by $21,000, or 42.9%, when compared to the fourth quarter of 2016.  Non-interest expenses increased by $18,000 in the fourth quarter of 2017 when compared to the fourth quarter of 2016, largely due to a $141,000, or 141%, increase in loan collection costs, an $81,000, or 92%, increase in FDIC insurance expense, a $64,000, or 65.3% increase in supplies expense, a $50,000, or 35.5% increase in taxes not based on income and a $38,000, or 9.0%, increase in expenses on other real estate owned (“OREO”).  The increase in FDIC insurance expense in the fourth quarter of 2017 is largely due to an expense reducing adjustment recorded in the fourth quarter of 2016.  Loan collection costs and OREO expenses are up as Premier continues its efforts to return past due and non-performing assets to performing status or liquidation of collateral.  Taxes not based on income have increased due to additional operations in jurisdictions that have either an equity-based or deposit-based tax.  These increases were nearly offset by a $128,000, or 2.7%, decrease in staff costs, a $121,000, or 9.5%, decrease in outside data processing costs, a $71,000, or 25.6%, decrease in amortization of intangible assets, and a $51,000, or 3.3%, decrease in occupancy and equipment expenses.

Net interest income for the year ended December 31, 2017 totaled $57.488 million, an increase of $3.790 million, or 7.1%, from the $53.698 million of net interest income earned during 2016.  Total interest income in 2017 increased by $3.649 million, or 6.3%, largely due to an increase in interest income on loans.  Interest income on loans increased by $3.197 million, or 6.1%, in 2017 including $1.628 million from the collection of loan discounts and deferred interest income recognized upon the full payoff of loans in 2017 compared to $216,000 of such collection of loan interest in 2016.  Otherwise, interest income on loans increased by $1.785 million, or 3.4%, in 2017, largely due to an increase in the average balance of loans outstanding during the year although on a slightly lower average yield.  Interest income on investments increased by $207,000, or 3.6%, in 2017, largely due to an increase in the average yield earned on the portfolio in 2017 on a lower average balance of investments.  Interest income from interest-bearing bank balances and federal funds sold increased by $245,000, or 56.8%, largely due to an increase in the average yield earned in 2017 from increases in short-term interest rates also on a lower average balance outstanding during the year.

Complementing the increase in interest income in 2017 was a $141,000, or 3.0%, decrease in interest expense, when compared to calendar year 2016.  Interest expense on deposits decreased by $29,000, or 0.7%, in 2017 largely due to a decrease in the average balance of interest bearing deposits outstanding.  Interest expense on customer repurchase agreements decreased by $4,000, while interest expense on FHLB borrowings decreased by $23,000.  The decrease in interest expense on FHLB borrowings was the result of repaying all outstanding FHLB borrowings in 2016, partially offset by interest expense on short-term FHLB borrowings in the fourth quarter of 2017.  Interest expense on other borrowings decreased by $124,000, or 29.8%, due to greater than scheduled principal payments.  These expense savings were partially offset by a $39,000, or 15.2%, increase in interest expense on the subordinated debentures assumed by Premier as part of its acquisition of First National Bankshares Corporation (“Bankshares”) in January 2016.  Interest expense increased largely due to an increase in the rate paid on these debentures due to increases in short-term interest rates.

During 2017, Premier recorded $2,499,000 of provision for loan losses compared to a $1,748,000 of provision for loan losses in 2016.  The higher provision for loan losses recorded in 2017 was largely to provide for an $897,000 increase in specific reserves on impaired loans and to provide for a $371,000 increase in the estimated credit risk in the loan portfolio related to loans collectively evaluated for impairment, largely due to the approximately $36.8 million increase in loans outstanding, net of foreclosures, since December 31, 2016.  The provision expense recorded in 2016 was largely to provide for an increase in credit risk as a result of internal loan growth as loans outstanding increased by an additional $42.2 million, or 5.0%, after excluding the $132.8 million of loans acquired via the purchase of First National Bank in January 2016 and an estimate for the potential loan losses related to the flash flooding that occurred in some of Premier’s West Virginia markets during the last week of June, 2016.  The amount of future provisions for loan losses will depend on any future improvement or further deterioration in the estimated credit risk in the loan portfolio as well as whether additional payments are received on loans previously identified as having significant credit risk.  Net charge-offs in 2017 were $1,231,000, or 0.12% of average total loans for the year.  Net charge-offs were up $672,000 from the $559,000 of net charge-offs recorded in 2016, largely due to a charge-off related to a foreclosure on a multi-million dollar multifamily housing property in the fourth quarter of 2017.  While gross charge-offs increased by $893,000 in 2017 when compared to 2016 charge-offs, Premier realized a $221,000 increase in 2017 in recoveries of loans previously charged-off.

Net overhead costs (non-interest expenses less non-interest income) for the calendar year ended December 31, 2017 totaled $31.563 million compared to $33.010 million in the year 2016, as a $975,000, or 2.4%, decrease in non-interest expenses was complemented by a $468,000, or 5.7%, increase in non-interest income.  Non-interest income increased by $468,000 in the calendar year 2017 when compared to 2016, largely due to a $327,000, or 8.1%, increase in service charges on deposit accounts, a $115,000, or 3.7%, increase in electronic banking income and a $41,000, or 5.2%, increase in other sources of non-interest income.  These increases were partially offset by an $11,000, or 5.2%, decrease in secondary market mortgage income.  Non-interest expenses decreased by $975,000 in the calendar year 2017 when compared to 2016, largely due to a $450,000, or 2.3%, decrease in staff costs, a $267,000, or 4.3%, decrease in occupancy and equipment expenses, a $225,000, or 12.3%, decrease in OREO writedowns and expenses, a $165,000, or 19.6%, decrease in FDIC insurance costs and a $165,000, or 14.5%, decrease in amortization of intangibles.  Non-interest expense in 2016 included $197,000 of conversion expenses related to the acquisition of First National Bank of Ronceverte in January 2016. These expense decreases were partially offset by a $191,000, or 24.4%, increase in professional fees in 2017, a $166,000, or 27.0%, increase in taxes not on income, a $192,000, or 44.1%, increase in collection costs and a $60,000, or 11.2%, increase in supplies expense.

Total assets as of December 31, 2017 were down $2.8 million, or 0.2%, from the $1.496 billion of total assets at year-end 2016.  Earning assets decreased by $7.1 million, or 0.5%, from the $1.382 billion of earning assets at year-end 2016, primarily due to a decrease in low yielding liquid earning assets such as interest bearing bank balances and federal funds sold.  Liquid assets, such as cash and due from banks, interest bearing bank balances and federal funds sold, decreased by $21.8 million, as funds were used to help fund loans or satisfy deposit withdrawals.  Investment securities decreased by $10.1 million, or 3.5%, since year-end 2016, as maturing investments and payments on mortgage-backed securities were also used to help funds loans.  Total loans outstanding increased by $24.2 million, or 2.4%, since year-end 2016.  Other real estate owned increased by $7.3 million, as a fourth quarter multi-million dollar foreclosure exceeded writedowns and net sales of properties during the year.  Other assets decreased by $111,000, largely due to depreciation expense recorded on premises and equipment and changes in deferred taxes related to the 2017 Tax Cuts and Jobs Act.  Goodwill and other intangible assets decreased by $974,000 due to core deposit intangible amortization.  Total deposits decreased by $6.7 million, or 0.5% since year-end 2016, including a $12.2 million decrease in savings deposits, and a $15.2 million decrease in time deposits since year-end 2016.  Partially offsetting these decreases, interest bearing transaction deposits have increased by $7.7 million, or 3.2%, and non-interest bearing demand deposits have increased by $13.0 million, or 4.1%, since year-end 2016.  Customer repurchase agreements decreased by $510,000, or 2.1% since year-end 2016.  Other borrowings decreased by $3.9 million, or 43.6%, since year-end 2016 due to scheduled principal payments plus additional principal payments on Premier’s existing borrowings.  However, the subordinated debentures assumed by Premier as part of its acquisition of Bankshares in January 2016 increased by $33,000 due to the accretion of purchase accounting fair value adjustments applied to the $6.186 million of Bankshares subordinated debentures.

Stockholders’ equity of $183.4 million equaled 12.3% of total assets at December 31, 2017, which compares to stockholders’ equity of $174.2 million, or 11.6% of total assets at December 31, 2016.  The increase in stockholders’ equity was largely due to the $14.8 million of net income for the year, $534,000 of stock based compensation and stock option exercises as well as a $216,000, net of tax, increase in the market value of the investment portfolio available for sale.  These increases in stockholders’ equity were partially offset by the $0.60 per share of common stock dividends declared and paid during the four quarters of 2017.

Certain Statements contained in this news release, including without limitation statements including the word "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Premier to be materially different from any future results, performance or achievements of Premier expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this press release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. Premier disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Following is a summary of the financial highlights for Premier as of and for the periods ending December 31, 2017.

PREMIER FINANCIAL BANCORP, INC.
Financial Highlights
Dollars in Thousands (except per share data)

	For the Quarter Ended		For the Year Ended
	Dec 31	Dec 31	Dec 31	Dec 31
	2017	2016	2017	2016
Interest Income	15,374	14,600	61,990	58,341
Interest Expense	1,175	1,164	4,502	4,643
Net Interest Income	14,199	13,436	57,488	53,698
Provision for Loan Losses	466	312	2,499	1,748
Net Interest Income after Provision	13,733	13,124	54,989	51,950
Non-Interest Income	2,327	2,123	8,655	8,187
Non-Interest Expenses	9,891	9,873	40,218	41,193
Income Before Taxes	6,169	5,374	23,426	18,944
Income Taxes	2,400	1,967	8,607	6,770
NET INCOME	3,769	3,407	14,819	12,174

EARNINGS PER SHARE	0.35	0.32	1.39	1.16
DILUTED EARNINGS PER SHARE	0.35	0.32	1.38	1.15
DIVIDENDS PER SHARE	0.15	0.15	0.60	0.56

Charge-offs	801	435	1,903	1,010
Recoveries	80	96	672	451
Net charge-offs	721	339	1,231	559

PREMIER FINANCIAL BANCORP, INC.
Financial Highlights (continued)
Dollars in Thousands (except per share data)

	Balances as of
	December 31	December 31
	2017	2016
ASSETS
Cash and Due From Banks	40,814	41,443
Interest Bearing Bank Balances	39,773	58,052
Federal Funds Sold	4,658	7,555
Securities Available for Sale	278,466	288,607
Loans (net)	1,036,948	1,013,987
Other Real Estate Owned	19,966	12,665
Other Assets	34,053	34,164
Goodwill and Other Intangibles	38,746	39,720
TOTAL ASSETS	1,493,424	1,496,193

LIABILITIES & EQUITY
Deposits	1,272,675	1,279,386
Fed Funds/Repurchase Agreements	23,310	23,820
Other Borrowings	5,000	8,859
Subordinated Debentures	5,376	5,343
Other Liabilities	3,708	4,601
TOTAL LIABILITIES	1,310,069	1,322,009
Common Stockholders’ Equity	183,355	174,184
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	1,493,424	1,496,193

TOTAL BOOK VALUE PER COMMON SHARE	17.17	16.37
Tangible Book Value per Common Share	13.55	12.64

Non-Accrual Loans	15,246	25,747
Loans 90 Days Past Due and Still Accruing	3,391	1,999